Exhibit 5.1

November 26, 2003

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

Ladies and Gentlemen:

We have acted as counsel for Charter Communications, Inc., a Delaware corporation (the "Company"), in connection with the proposed offer by the Company of up to 30,000,000 shares of the Company's Class A common stock, par value $.001 per share (the "Shares"), pursuant to the Charter Communications, Inc. 2001 Stock Incentive Plan (the "Plan").

In connection with this opinion, we have examined such documents, certificates, instruments and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is our opinion that all of the Shares, when issued to participants in the Plan in accordance with the Plan will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued pursuant to the Plan under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Irell & Manella LLP